Exhibit 10.4

AGENDIA N.V.

NON-EXECUTIVE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Agendia N.V. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Executive Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each non-executive member of the Board other than a person who is determined by the Board to not be eligible to receive compensation under this Program (each, an “Eligible Director”), unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the closing of the initial public offering of the Company’s ordinary shares (the “Effective Date”) and shall remain in effect until it is terminated by the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion, provided that increases in the Equity Compensation set out in Section 2 of this Program may require approval by the general meeting of shareholders of the Company. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1. Cash Compensation.

a. Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $45,000 for service on the Board.

b. Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(i) Lead Independent Director. An Eligible Director serving as Lead Independent Director shall be eligible to receive an additional annual retainer of $30,000 for such service.

(ii) Non-Executive Chairperson. An Eligible Director serving as Non-Executive Chairperson shall be eligible to receive an additional annual retainer of $40,000 for such service.

(iii) Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $10,000 for such service.

(iii) Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.

(iv) Nominating and Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

c. Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned and paid on a scheduled established by the Board and initially on a quarterly basis based on a calendar quarter In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director may be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

2. Equity Compensation.

a. General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b. Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted an Option to purchase 105,000 Shares (each, an “Initial Award”). Each Initial Award shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board (the “Election Date”), and shall vest and become exercisable over the three-year period following the applicable grant date in substantially equal installments on each monthly anniversary of the applicable grant date, subject to continued service through the applicable vesting date.

c. Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) each calendar year beginning with calendar year 2022 Annual Meeting shall be granted an Option to purchase 52,500 Shares (an “Annual Award”, together with the Initial Awards, the “Director Awards”). Each Annual Award shall vest and become exercisable ratably over the subsequent 12 months and fully vested no later than the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.

d. Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Award(s) shall vest and become exercisable in full immediately prior to the occurrence of a Change in Control, to the extent outstanding and unvested at such time, if the Eligible Director will not become, as of immediately following such Change in Control, a member of the board of the Company or the ultimate parent of the Company.

e. Provisions Applicable to Awards. With respect to any Option granted under this Program:

i. The exercise price per Share with respect to an Option shall be equal to the Fair Market Value of a Share on the applicable grant date.

ii. An Option shall have a maximum term of ten years from the applicable grant date.

3. Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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